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                                                                   EXHIBIT 23.4

PERSONAL AND CONFIDENTIAL

June 5, 1997

Board of Directors
Logicon, Inc.
3701 Skypark Drive
Torrance, CA 90505-4974

Re: Registration Statement of Northrop Grumman Corporation relating to the
    Northrop Grumman Shares being registered in connection with the merger described below

Gentlemen:

  Reference is made to our opinion letter dated May 4, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Logicon, Inc. (the "Company") of the number of fully paid and non-assessable shares of Common Stock of Northrop Grumman Corporation ("Northrop Grumman"), par value $1.00 per share (the "Northrop Grumman Shares"), equal to the Exchange Ratio (as defined in the Agreement mentioned below) to be received for each Share (the "Merger Consideration") pursuant to the Agreement and Plan of Merger dated as of May 4, 1997 among Northrop Grumman, NG Acquisition, Inc., a wholly-owned subsidiary of Northrop Grumman, and the Company (the "Agreement"). The Agreement contemplates the merger (the "Merger") of NG Acquisition, Inc. with and into the Company.

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger--Background of the Merger" and "The Merger--Opinion of Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                          -------------------------------------
                                          Goldman, Sachs & Co.